Exhibit 10.10

EXECUTIVE CHANGE OF CONTROL AGREEMENT

THIS EXECUTIVE CHANGE OF CONTROL AGREEMENT is executed to be effective as of the 1st day of July, 2008 (“Effective Date”), by and between CH2M HILL Companies, Ltd., an Oregon corporation (“CH2M HILL”), and JoAnn Shea (“Executive”).

RECITALS

A.                                 The Board of Directors of CH2M HILL considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of CH2M HILL and its stockholders; and

B.                                   The Board of Directors recognizes that the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among senior management, may result in the departure or distraction of senior management personnel to the detriment of CH2M HILL and its stockholders; and

C.                                   Executive currently serves as an officer or director of CH2M HILL or one of its subsidiaries; and

D.                                  The Board of Directors has determined that it is in the best interests of CH2M HILL and its stockholders to secure Executive’s continued services and to ensure Executive’s continued and undivided dedication to duties in the event of any threat of or occurrence of events that could lead to a change in control of CH2M HILL, without being influenced by the Executive’s uncertainty of his/her own situation; and

E.                                    The Board of Directors has authorized the undersigned to enter into this Agreement on behalf of CH2M HILL.

For and in consideration of the premises and the mutual covenants and agreements herein contained, CH2M HILL and Executive hereby agree as follows.

AGREEMENT

Article 1.  Definitions

As used in this Agreement, the following terms shall have the respective meanings set forth below:

1.1          “Board” means the Board of Directors of CH2M HILL.

1.2          “Cause” means:

a.                                     A material breach by Executive of his/her duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is (i) demonstrably willful, continued and deliberate on Executive’s part, or (ii) committed in bad faith and without reasonable belief that such breach is in the best interests of CH2M HILL; or (iii) a willful failure to follow the lawful and reasonable directions of the Board, that remain uncured five (5) business days following the Board’s provision of written notice regarding such failure to the Executive.  For purposes of clause (a)(ii), any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for CH2M HILL shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of CH2M HILL; or

b.                                    The Executive’s conviction of, or plea of nolo contendere to, a felony involving willful misconduct which is materially and demonstrably injurious to CH2M HILL.

c.                                     “Cause” shall not exist unless and until CH2M HILL has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board at a meeting of the Board called and held for such purpose (after thirty (30) calendar days’ notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clause (a) or (b) above has occurred and specifying the particulars thereof in detail.  CH2M HILL must first notify Executive of any event believed to constitute Cause within thirty (30) calendar days following CH2M HILL’s knowledge of its existence or such event shall not constitute “Cause” under this Agreement.

1.3                               “Change of Control Event” or “COC” means the occurrence of any one of the following events:

a.                                     Any one person, or more than one person acting as a group, acquires ownership of stock of CH2M HILL that, together with stock held by such person or group, constitutes more than 50% of the total Fair Market Value of CH2M HILL stock.  However, if any one person or more than one person acting as a group, owns more than 50% of the total Fair Market Value of CH2M HILL stock, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of CH2M HILL (or to cause a change in the effective control of CH2M HILL).

b.                                    There is a change in the effective control of CH2M HILL.  A change in the effective control of CH2M HILL occurs on the date that either:

(i)                  Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of CH2M HILL that represents 30% or more of the total voting power of CH2M HILL stock; or

(ii)               a majority of members of CH2M HILL ‘s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of CH2M HILL ‘s board of directors prior to the date of the appointment or election.

c.                                     Any one person, or more than one person acting as a group, acquires ownership of all or substantially all of the assets of CH2M HILL.

d.                                    The stockholders of CH2M HILL approve a plan of liquidation or dissolution of CH2M HILL and such transaction is consummated.

For purposes of the definition in this Section 1.3 Persons Acting as a Group shall have the following meaning: Persons will not be considered to be acting as a group solely because they purchased stock of CH2M HILL at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

For the avoidance of doubt, this Section shall be interpreted in accordance with Treasury guidance for the definition of Change in Control under Section 409A of the Code (“Section 409A”).

e.                                     Termination Ahead of COC.   Notwithstanding anything in this Agreement to the contrary, if Executive’s employment is terminated (actually or pursuant to a Constructive Termination as described in section 1.8 below) prior to a Change of Control Event, and Executive reasonably demonstrates that such termination was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control Event and a Change of Control Event involving such third party occurs, then for all purposes of this Agreement, the date of a Change of Control Event shall mean the date immediately prior to the date of such termination of employment.

1.4                               “COC Period” means the period of time beginning with a Change of Control Event and ending two (2) years following such Change of Control Event.

1.5                               “Code” means the United States Internal Revenue Code of 1986, as amended.

1.6                                 “Date of Termination” means:

a.                                     The effective date on which Executive’s employment by CH2M HILL or successor terminates as specified in a written notice to the other by CH2M HILL, successor, or Executive, as the case may be, delivered pursuant to section 9.7, or

b.                                    If Executive’s employment with CH2M HILL or successor terminates by reason of death, the date of death of Executive, or

c.                                     In case of Constructive Termination, the date on which CH2M HILL or successor notifies the Executive of the action that constitutes Constructive Termination (section 1.8).

d.                                      A Date of Termination shall not occur unless the Executive Separates from Service with the Company.

1.7                               “ELTI” means the incentive offered under the Executive Officers Long Term Incentive Plan or similar incentive that may replace ELTI that provides performance-based compensation to select senior executive officers and ensures full deductibility of benefits paid under the Plan as performance-based compensation under Code §162(m).

1.8                               “Good Reason” or “Constructive Termination” means, without Executive’s express written consent, the occurrence of any of the following after a Change of Control Event or as provided in section 1.3(e):

a.                                     Change in Responsibilities:

(i)                                    the assignment to Executive of any duties or responsibilities inconsistent in any material adverse respect with Executive’s position(s), duties, responsibilities or status immediately prior to such Change of Control Event (including any diminution of such duties or responsibilities); or

(ii)                                 a material adverse change in Executive’s reporting responsibilities, titles or offices with CH2M HILL or successor as in effect immediately prior to such Change of Control Event.

b.                                    Change in Compensation.  Any material reduction by CH2M HILL or successor in Executive’s total compensation package, including any material adverse change in the annual salary, the incentive bonus ranges and targets, or the timing of payment of same as compared to the compensation package in effect immediately prior to such Change of Control Event.

c.                                       Change in Location.    Any requirement of CH2M HILL or successor that Executive:

(i)                                    be based anywhere more than twenty-five (25) miles from the facility where Executive is located at the time of the Change of Control Event; or

(ii)                                 travel on CH2M HILL or successor’s business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change of Control Event.

d.                                      Change in Benefits:

(i)                                   the failure of CH2M HILL or successor to continue in effect any employee benefit and fringe benefit plans and policies or deferred compensation plans in which Executive is participating immediately prior to such Change of Control Event, unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits; or

(ii)                                the taking of any action by CH2M HILL or successor which would adversely affect Executive’s prior participation in or reduce Executive’s accrued benefits under any employee benefit and fringe plans or deferred compensation plans in which Executive is participating immediately prior to such Change of Control Event; or

(iii)                             the failure of CH2M HILL or successor to provide Executive and Executive’s dependents welfare benefits that are substantially comparable to the benefits available to them immediately prior to such Change of Control Event at a substantially comparable cost to Executive; or

(iv)                            the failure of CH2M HILL or successor to provide Executive with paid vacation at levels in effect for Executive immediately prior to such Change of Control Event or as the same may be increased from time to time thereafter.

e.                                       Office and Support Staff.  A material negative change in the office or offices, personal secretarial and other assistance, provided to Executive compared to the most favorable of the foregoing provided to the Executive by CH2M HILL at any time during the 120-day period immediately preceding the Change of Control Event or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of CH2M HILL or successor.

f.                                       Assumption of this Agreement.  The failure of CH2M HILL to assign and obtain the assumption of this Agreement from any successor as contemplated in section 3.5 below.

g.                                    Inadvertent Action.  An action taken in good faith and which is remedied by CH2M HILL or successor within thirty (30) calendar days after receipt of notice thereof given by Executive shall not constitute Good Reason or Constructive Termination under this Agreement.  Executive must provide notice of termination of employment within thirty (30) calendar days of Executive’s knowledge of an event constituting “Good Reason” or such event shall not constitute Good Reason or Constructive Termination under this Agreement.   To constitute Good Reason or Constructive Termination the Executive must terminate employment within 2 years from the date of the initial occurrence of an event described in Section 1.8.

1.9                               “ISVEU” means stock value equivalent units offered under the CH2M HILL Companies, Ltd. International Deferred Compensation Plan.

1.10                         “LTI” means the incentive offered under the Long-Term Incentive Plan to selected senior executives of CH2M HILL or similar bonus that may replace LTI at a future date.  In current form this incentive bonus is tied to specific three-year performance targets with payments made during the year immediately following the year in which the target performance period terminated.

1.11                         “Phantom Stock” means contractual rights to amounts equal to value of CH2M HILL Stock over time provided to selected employees pursuant to CH2M HILL Phantom Stock Plan, as amended from time to time, and any successor plan.

1.12                         “SAR” means contractual rights to amounts equal in value to CH2M HILL Stock appreciation over time provided to selected employees pursuant to CH2M HILL Stock Appreciation Rights Plan, as amended from time to time, and any successor plan.

1.13                         “Separation from Service” means a termination of services provided by the Executive whether voluntarily or involuntarily, other than by reason of death or disability, as determined by CH2M HILL in accordance with Treas. Reg. §1.409A-1(h).  In determining whether the Executive has experienced a Separation from Service, the following provisions shall apply:

A Separation from Service shall occur when the Executive has experienced a termination of employment with CH2M HILL.  The Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Executive and CH2M HILL reasonably anticipate that either (i) no further services will be performed for CH2M HILL after a certain date, or (ii) that the level of bona fide services the Executive will perform for CH2M HILL after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Executive if the Executive has been providing services to CH2M HILL less than 36 months).

1.14                         “Specified Employee” shall mean any Executive who is determined to be a “key employee” (generally the top 50 ranked employees by compensation for the prior calendar year) for the applicable period, as determined annually by CH2M HILL in accordance with Treas. Reg. §1.409A-1(i).

1.15                         “STI” means the incentive offered under the Short-Term Incentive Plan to selected CH2M HILL employees on an annual basis or similar bonus that may replace STI at a future date.  STI bonus is historically paid in the first quarter of the year immediately following the year with respect to which it is awarded.

1.16                         “Stock” means CH2M HILL common stock.

1.17                         “Stock Options” means options to purchase CH2M HILL stock at an agreed strike price granted from time to time to selected CH2M HILL employees pursuant to CH2M HILL Stock Option Plans.

1.18                         “Subsidiary” means any corporation or other entity in which CH2M HILL has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of the then-outstanding securities of such corporation or other entity entitled to vote generally in the election of directors or in which CH2M HILL has the right to receive fifty percent (50%) or more of the distribution of profits or of the assets on liquidation or dissolution.

1.19                         “SVEUs” means stock value equivalent units offered under the CH2M HILL Pre-Tax and Post-Tax Deferred Compensation Plans.

1.20                         “VAR” means a Value Appreciation Right bonus offered to a selected group of senior management and technologists in the Communications Group of CH2M HILL pursuant to the CH2M HILL Communications Group Value Appreciation Incentive Plan, as amended from time to time, and any successor plan.

1.21                         “Window Period” means the period of at least ten (10) business days commencing on the business day next following signing of the agreement or plan of organization which will result in a COC and during which the Executive will be required to make certain elections described in this Agreement.

Article 2.  Obligations of Executive

2.1                               Continuing Employment.  Executive agrees that in the event of any threat or occurrence of or negotiation or other action that could reasonably lead to, or create the possibility of a Change of Control Event, Executive shall not voluntarily leave the employ of CH2M HILL without Good Reason for a period of thirty (30) calendar days following the Change of Control Event unless CH2M HILL or successor specifically agrees otherwise

2.2                               Assistance with Transition.  The Executive agrees that in the event of termination (by the Executive voluntarily or by CH2M HILL or successor subsequent to the Change of Control Event, but not in case of a Constructive Termination) he/she shall act diligently to assist CH2M HILL or successor with transition of his/her responsibilities to another executive designated by CH2M HILL or successor.  Such assistance obligation shall not extend beyond thirty (30) calendar days after the Date of Termination and shall be limited in scope to tasks and consultations necessary for orderly transition and shall not unduly burden the Executive or interfere in any way whatsoever in his/her pursuits of alternative employment.  All expenses of the Executive related to such assistance shall be promptly reimbursed by CH2M HILL or successor.

2.3                               Confidentiality.  Executive agrees to hold in a fiduciary capacity for the benefit of CH2M HILL all secrets or confidential information, knowledge or data relating to CH2M HILL, any of its Subsidiaries and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by CH2M HILL or its Subsidiaries, and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  After termination of the Executive’s employment with CH2M HILL, the Executive shall not, without the prior written consent of CH2M HILL or successor or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than CH2M HILL or successor and those designated by it.

2.4                               In no event shall an asserted violation of the provisions of sections 2.2 or 2.3 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

Article 3.  Obligations of CH2M HILL and/or Successor

3.1                               Payment on COC.  The “COC Year” is defined for this article as the fiscal year in which a Change of Control Event occurs.  At closing of the transaction resulting in the Change of Control Event or, if there is no such closing, within thirty (30) calendar days of the Change of Control Event becoming effective, CH2M HILL or successor shall pay to the Executive in immediately available funds, a lump sum cash amount equal to the sum of:

a.                                     Prior Year STI.  If not yet paid, the Executive’s annual STI bonus due for the fiscal year immediately preceding the COC Year.  To the extent that the STI amount due for such prior fiscal year has not yet been determined by the Board, the amount shall be deemed to be the target STI bonus designated for the Executive for that fiscal year; and

b.                                    Prior Year LTI.  If not yet paid, the Executive’s LTI bonus due for the LTI period that terminates in the fiscal year immediately preceding the COC Year, calculated as provided in the LTI Plan; and

c.                                     Prior Year ELTI.  If not yet paid, the Executive’s ELTI bonus due for the ELTI period that terminates in the fiscal year immediately preceding the COC year, calculated as provided in the ELTI Plan; and

d.                                    Pro-rata Current Year STI.  A pro rata portion, as of the date of COC, of Executive’s annual STI bonus in an amount at least equal to:

(i)                                   the Executive’s target STI bonus for the COC Year; multiplied by

(ii)                                a fraction, the numerator of which is the number of days in the COC Year through the date when COC becomes effective and the denominator of which is three hundred sixty-five (365).

e.                                     Pro-rata Current LTI.  A pro-rata portion, as of the date of COC, of Executive’s LTI bonus payouts for open bonus periods that include the COC Year, calculated as provided in the LTI Plan; and

f.                                       Pro-rata Current ELTI.   A pro-rata portion, as of the date of COC, of Executive’s ELTI bonus payouts for open bonus periods that include the COC year, calculated as provided in the ELTI Plan; and

g.                                    Deferred Compensation.  Pursuant to a written election of the Executive during the Window Period selecting such payment, any compensation previously deferred by Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) and any accrued vacation, in each case to the extent not yet paid for all amounts deferred or accrued prior to October 3, 2004, and the earnings credited thereto.

If no amount is paid with respect to this paragraph (g) in connection with the COC, then the deferred compensation described in this paragraph (g) shall continue to be administered in accordance with the terms of the applicable deferred compensation plans or programs and the existing elections of the Executive under such plans or programs.  Unless the Executive agrees otherwise, CH2M HILL or successor shall establish separate rabbi trusts or a separate structure within its existing rabbi trusts to fund CH2M HILL’s or successor’s obligations to the Executive with respect to such unpaid deferred compensation.

h.                                    Offsets.  Any amounts paid under paragraphs (a) through (f) immediately above shall be a respective offset to any amounts remaining to be paid to the Executive for the COC Year, in the case of the STI bonus, and for the open bonus periods that include the COC Year, in the case of the LTI bonus and the ELTI bonus.  In no event shall the Executive be required to return all or any portion of payments under paragraphs (a) through (f) above.

3.2                               Treatment of Stock Options, SARs, VARs, Stock and SVEU Holdings.  At closing of the transaction resulting in the Change of Control Event or, if there is no such closing, within thirty (30) calendar days of Change of Control Event becoming effective, CH2M HILL or successor shall cause the following:

a.                                     Vesting.  With respect to any Stock Options, SARs, VARs, Stock, Phantom Stock, SVEUs, ISVEUs and instruments tied directly or indirectly to the value of Stock, held by the Executive on the date COC becomes effective, (i) cancellation of all restrictions on awards of restricted Stock, Phantom Stock or ISVEUs and (ii) full and immediate vesting (to the extent not already vested) of, and application of immediate exerciseability or unrestricted redemption rights with respect to, all outstanding Stock Options, SARs, VARs, SVEUs, ISVEUs and other stock-based awards.  The period for exercising Stock Options shall be extended by ninety (90) calendar days following the date when COC becomes effective.

b.                                      Redemption.  To the extent such awards are not subject to Section 409A, the redemption of all Phantom Stock, SARs, SVEUs and ISVEUs of the Executive at the greater of (i) the price per share of Stock which was paid to secure the COC or (ii) the Stock price in effect immediately prior to the Change of Control Event.

c.                                       Cashout.  Provided that at the time immediately prior to COC, Stock does not have a public market and continues to be traded through a CH2M HILL internal market or equivalent, CH2M HILL or successor shall cash out the Executive’s Stock and Stock Option holdings at the greater of (i) the price per share of Stock which was paid to secure the COC or (ii) the Stock price in effect immediately prior to the Change of Control Event.

3.3                                 Payment on COC Termination.  If during the COC Period the Executive terminates employment with CH2M HILL for Good Reason, or if CH2M HILL or successor terminates the employment of Executive (actually or through Constructive Termination) other than

(w)                             for Cause; or

(x)                               as a result of Executive’s death; or

(y)                               due to Executive’s absence from Executive’s duties with CH2M HILL or successor on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive’s incapacity due to physical or mental illness; or

(z)                                 as a result of Executive’s mandatory retirement (not including any mandatory early retirement) in accordance with CH2M HILL’s or successor’s retirement policy generally applicable to its salaried employees of responsibilities and rank similar to the Executive’s as in effect immediately prior to the Change of Control Event, or in accordance with any retirement arrangement established with respect to Executive with Executive’s written consent;

then, CH2M HILL or successor shall pay to Executive within thirty (30) calendar days following the Date of Termination, as compensation for services rendered to CH2M HILL and/or successor, in immediately available funds:

a.                                     Salary.  Executive’s base salary, accrued vacation, and any accrued compensation previously deferred by Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon), through the Date of Termination, in each case to the extent not yet paid; plus

b.                                    Severance.  A lump-sum severance amount equal to 1.50 times:

(i)                                    Executive’s highest annual rate of base salary in effect during the twelve (12) month period prior to the Date of Termination, plus

(ii)                                 Executive’s target STI bonus for the fiscal year in which Executive’s Date of Termination occurs.

c.                                     Continuation of Benefits.  In addition to severance payment listed above, CH2M HILL or successor shall continue to provide, for a period equal to the period the Executive would be entitled to continuation coverage under a group health plan of CH2M HILL under Code §4980B following the Date of Termination but in no event after Executive’s attainment of age sixty-five (65), Executive (and Executive’s dependents if applicable) with the same level of medical, dental, benefits and through the end of the last day of the second taxable year of CH2M HILL following the Date of Terminations for accident, disability, life insurance and any other similar welfare benefits in place as of the Date of Termination upon substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to Executive’s Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the COC); provided that, if Executive cannot continue to participate in CH2M HILL’s or successor plans providing such benefits, CH2M HILL or successor shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.  Notwithstanding the foregoing, in the event Executive becomes employed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that CH2M HILL or successor reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

d.                                    Vesting in Retirement Plans.  On the Date of Termination, all amounts contributed by CH2M HILL for the account of the Executive pursuant to CH2M HILL’s retirement plans, including the Defined Contribution Pension Plan, Deferred Compensation Retirement Plan, Employee Stock Plan and Tax-Deferred Savings Plan (401(k)), or successor’s equivalents, shall fully vest, and the Executive will be paid in cash an amount equal to all CH2M HILL or successor contributions that would have been made by CH2M HILL or successor during the entire COC Period assuming the company paid the contributions at rates comparable to those in the two years preceding the Date of Termination; provided that if full vesting in the CH2M HILL retirement plans would violate applicable provisions of the plans or the Code, the Executive will be paid in cash an amount equal to the amount forfeited by the Executive in such retirement plans.

e.                                     Cashout.  Amounts due from the cashout or redemption of all Executive’s Stock, Stock Options, Phantom Stock, SARs, SVEUs, and ISVEUs if any, not otherwise cashed out or redeemed pursuant to sections 3.2(b) and (c) and/or obtained thereafter, at the price per share of Stock which was paid to secure the COC.

f.                                         Section 409A.  Anything in this Agreement to the contrary notwithstanding, if (A)

on the date of termination of Executive’s employment with CH2M HILL or a subsidiary, any of CH2M HILL’s stock is publicly traded on an established securities market or otherwise, (B) the Executive is determined to be  a Specified Employee”, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A as a result of such termination, the Executive would receive any payment that, absent the application of this Section 3(f), would be subject to interest and additional tax imposed pursuant to Section 409A as a result of the application of Section 409A, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months and 1 day after the Executive’s termination date, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).  It is the intention of CH2M HILL and the Executive that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A.  To the extent such potential payments or benefits could become subject to such Section, CH2M HILL and the Executive shall cooperate to structure the payments with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

3.4                               Greatest Net Benefit.  Anything in this Agreement to the contrary notwithstanding, in the event that the Executive determines (at his/her expense) that the receipt of any payments hereunder would subject the Executive to tax under Code §4999 or a successor provision, CH2M HILL or successor shall reduce the payment due to the Executive hereunder to the extent necessary, if at all, so that the net (after tax) benefit of the payments to the Executive is maximized.  In order to comply with Section 409A, the reduction or elimination will be performed in the order in which each dollar of value subject to an Award reduces the parachute payment for purposes of  Code §280G  to the greatest extent.

3.5                               Assignment of Agreement.  Concurrently with any Change of Control, CH2M HILL shall cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of CH2M HILL hereunder.  Failure of CH2M HILL to obtain such assumption prior to the effectiveness of any such Change of Control shall be a breach of this Agreement and shall constitute Good Reason entitling the Executive to resign, within thirty (30) calendar days of consummation of such Change of Control, and receive compensation hereunder.

Article 4.  Withholding Taxes

CH2M HILL or successor may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, CH2M HILL or successor is required to withhold therefrom.

Article 5.  Term and Termination

5.1                                 a.             This Agreement replaces and supercedes all COC agreements the Executive holds with CH2M HILL as of the Effective Date.  Execution of this Agreement constitutes notice and acceptance of termination (including any requisite waivers of notice periods for such termination) of all outstanding COC agreements.

b.                                    Term.  This Agreement shall be effective as of the Effective Date and shall continue in effect for twelve (12) months thereafter.  The Agreement shall automatically renew for an indefinite number of twelve (12) months consecutive terms unless and until CH2M HILL provides the Executive with written notice of cancellation of the Agreement at least thirty (30) calendar days prior to such automatic renewal.  Notwithstanding the delivery of any such cancellation notice, however, this Agreement shall continue in effect until the end of the COC Period, if the COC shall have occurred during the term of this Agreement or within six months following the termination date stated in the cancellation notice.

5.2          Termination.  This Agreement shall terminate upon :

a.                                     Termination prior to COC.  Termination of Executive’s employment with CH2M HILL prior to a Change of Control Event (except as otherwise provided in section 1.3(d) above);

b.                                    Termination after COC.

(i)                                   Executive’s termination of his/her employment with CH2M HILL for any reason except for Good Reason;

(ii)                                Termination of Executive employment by CH2M HILL or successor for Cause;

(iii)                             Termination of Executive employment as a result of his/her death;

(iv)                            Absence, as outlined in section 3.3; or

(v)                               Retirement, as outlined in section 3.3;

c.                                     The end of the COC Period; or

d.                                    Cancellation in accordance with section 5.1.

Article 6.  Agreement Survives Changes of Control

6.1                               This Agreement shall not be terminated by any Change of Control.  In the event of any Change of Control, the provisions of this Agreement shall be binding upon the surviving or resulting corporation.  If the person or entity to which such assets are transferred has not agreed to be bound by the provisions of this Agreement, this Agreement will continue to be binding upon CH2M HILL.

6.2                               This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

Article 7.  Full Settlement

CH2M HILL’s or successor’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other separation payments to Executive under any previous severance or employment agreement between the Executive and CH2M HILL or a successor, and, with respect to amounts payable in connection with a termination of employment within the COC Period, such agreements shall be null and void.  In addition, payments made under Section 3.1 and 3.2 shall be in full settlement of the compensation and benefit obligations to which the payments relate under the plan, program or agreement under which such promises, awards or grants were made.  As a condition of payment of amounts due the Executive under this Agreement in connection with a termination of employment, the Executive shall be required to execute a Release and Settlement Agreement within 30 days of his/her termination of employment, in the form reasonably determined by CH2M HILL or successor, in which the Executive shall acknowledge satisfaction of CH2M HILL’s or successor’s obligations under this Agreement and such programs, plans, and agreements under which such promises, awards or grants were made.

Article 8.  Employment With Subsidiaries

Employment with CH2M HILL for purposes of this Agreement shall include employment with any Subsidiary or successors in interest of CH2M HILL.

Article 9.  Miscellaneous

9.1                               Mitigation.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in section 3.4, such amounts shall not be reduced whether or not Executive obtains other employment.

9.2                               Setoff.  CH2M HILL’s or successor’s obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action that CH2M HILL or successor may have against Executive or others.

9.3                               Governing Law; Validity.  The interpretation, construction and performance of this agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Colorado without regard to the principle of conflicts of laws.  The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which other provisions shall remain in full force and effect.

9.4                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.5                               Indemnification and Reimbursement of Expenses.  If any contest or dispute shall arise under this Agreement involving termination of Executive’s employment with CH2M HILL or successor or involving the failure or refusal of CH2M HILL or successor to perform fully in accordance with the terms hereof, CH2M HILL or successor shall, to the fullest extent permitted by law, indemnify and reimburse Executive for all legal fees and expenses incurred by Executive in connection with such contest or dispute (regardless of the lack of finality or the result thereof), within thirty (30) calendar days of receipt of evidence thereof, together with interest in an amount equal to the prime rate published in the Wall Street Journal, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the end of such 30 day period through the date of payment thereof.  To the extent that a final order subject to no further appeal determines that all or any part of the position taken by Executive was frivolous or advanced in bad faith, the court shall order the Executive to repay an amount to CH2M HILL or its successor as the court shall equitably determine.

9.6                               Waivers.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of CH2M HILL or successor.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by Executive or CH2M HILL or successor to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or CH2M HILL or successor may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

9.7.                            Notice.

a.                                     For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after deposit in the U.S.  mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Executive:                                                                                          JoAnn Shea
1227 Havenwood Way
Castle Rock, CO 80108

If to CH2M HILL:                                                                                            CH2M HILL Companies, Ltd.  or successor
9191 South Jamaica Street
Englewood, CO   80112
Attn: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

b.                                    A written notice of Executive’s Date of Termination by CH2M HILL or Executive, as the case may be, to the other, shall:

(i)                                    indicate the specific termination provision in this Agreement relied upon;

(ii)                                 to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and

(iii)                              specify the termination date (which date shall be not less than fifteen (15) nor more than sixty (60) calendar days after the giving of such notice).

The failure by Executive or CH2M HILL or successor to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or CH2M HILL or successor hereunder or preclude Executive or CH2M HILL or successor from asserting such fact or circumstance in enforcing Executive’s or CH2M HILL’s or successor’s rights hereunder.

9.8.                            Section 409A.  With respect to payments under this Agreement, for purposes of Section 409A, each severance payment and reimbursement payment will be considered one of a series of separate payments.

IN WITNESS WHEREOF, CH2M HILL has caused this Agreement to be executed by a duly authorized officer of CH2M HILL and Executive has executed this Agreement as of the day and year first above written.

CH2M HILL COMPANIES, LTD.		EXECUTIVE

By:	/s/ M. Catherine Santee	/s/ JoAnn Shea
	M. Catherine Santee,	Name: JoAnn Shea
Chief Financial Officer and Secretary